Exhibit 99.1

CytoSorbents Announces Positive Top-line Safety Data from REFRESH I Cardiac Surgery Trial

MONMOUTH JUNCTION, N.J., Oct. 5, 2016 /PRNewswire/ -- CytoSorbents Corporation (CTSO), a therapeutic device company commercializing its CytoSorb® blood purification cartridge to control deadly inflammation in critically-ill and cardiac surgery patients, announced positive top-line safety data from its recently completed randomized, controlled REFRESH I cardiac surgery feasibility and safety trial.  Following a detailed review of all reported adverse events in a total of 46 enrolled patients, the independent Data Safety Monitoring Board (DSMB) found no safety concerns related to the CytoSorb device, achieving the primary safety endpoint of the trial and fulfilling a key requisite to move forward with a larger, definitive pivotal study.  In addition, the therapy was well-tolerated and technically feasible, implementing easily into the cardiopulmonary bypass circuit without the need for an additional external blood pump.  This study represents the first randomized controlled trial demonstrating the safety of intra-operative CytoSorb use in patients undergoing high risk cardiac operations.

The REFRESH (REduction in FREe Hemoglobin) I trial was a randomized, controlled trial in eight major U.S. cardiac surgery centers evaluating the safety and feasibility of CytoSorb® usage intra-operatively during elective, non-emergent complex cardiac surgery in patients aged 18-80 years of age, where cardiopulmonary bypass was expected to exceed 3 hours.  CytoSorb cartridges were either installed (treatment) or not installed (control) in a bypass circuit in the heart-lung machine during surgery, recirculating blood post-pump and returning it to the blood reservoir starting 1 hour after beginning cardiopulmonary bypass (CPB) and continuing to the end of CPB.  Inflammatory biomarkers and clinical parameters were taken hourly during the surgery and then daily for the duration of the ICU stay. The study enrolled a total of 46 patients, to achieve evaluable inflammatory biomarker and clinical data on approximately 40 patients.  The primary safety and efficacy endpoints of the study were the assessment of serious device related adverse events and the change in plasma free hemoglobin levels, respectively.

Dr. Robert Bartlett, Chief Medical Officer of CytoSorbents stated, "We are pleased to have successfully completed the REFRESH 1 trial, showing that intra-operative use of CytoSorb in cardiopulmonary bypass is safe, based upon a review and adjudication of all reported adverse events by the DSMB.  These data support the strong safety profile of CytoSorb already established in more than 2,500 open heart surgeries in Europe to date."

Dr. Bartlett continued, "In addition, the data on plasma free hemoglobin are promising and are pending review by the cardiac surgery advisory board and trial investigators.  Once the analysis of these data and all relevant data from the trial is finalized, we plan to discuss our results with the FDA in anticipation of filing an investigational device exemption (IDE) application to initiate a pivotal REFRESH 2 trial early next year.  We also plan to submit these data for formal scientific presentation and future publication."

There are more than 1.5 million open heart surgical operations performed worldwide each year, with approximately five hundred thousand in the United States alone.  Approximately 20-25% of all cardiac operations requiring cardiopulmonary bypass are considered complex, which includes extensive procedures such as aortic reconstruction, multiple valve replacement, coronary artery bypass graft (CABG) re-do operations, left ventricular assist device (LVAD) implantation, heart transplantation, lung transplantation, and congenital defect repair.  Complex cardiac surgery generates high levels of plasma free hemoglobin, cytokines, and other inflammatory mediators that can trigger severe post-operative inflammation and complications such as organ dysfunction and organ failure in more than a third of patients.  In Europe, CytoSorb® is being frequently used both during and after cardiac operations to help prevent or treat these dangerous sequelae.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 39 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used safely in more than 14,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant and contract funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Air Force, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL, HemoDefend™, ContrastSorb, DrugSorb and others.

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http://www.cytosorbents.com and http://www.cytosorb.com

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